EXHIBIT 4.3

                FORM OF STOCK OPTION AGREEMENT TO BE ENTERED INTO
                   WITH RESPECT TO NON-INCENTIVE STOCK OPTIONS

                             STOCK OPTION AGREEMENT
                             ----------------------

                         FOR NON-INCENTIVE STOCK OPTIONS
                                 PURSUANT TO THE
                              SKIBO FINANCIAL CORP.
                             1998 STOCK OPTION PLAN
                              formerly known as the
                             FIRST CARNEGIE DEPOSIT
                             1998 STOCK OPTION PLAN
                             ----------------------

                           FOR NON-EMPLOYEE DIRECTORS

         STOCK OPTIONS for a total of __________ shares of Common Stock of Skibo Financial Corp. (the "Company"), which Option is not intended to qualify as an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986, as amended, is hereby granted to __________ (the "Optionee"), at the price determined as provided in, and in all respects subject to the terms, definitions and provisions of the 1998 Stock Option Plan (the "Plan") adopted by the Company which is incorporated by reference herein, receipt of which is hereby acknowledged.

         1. Option Price. The Option price is $__________ for each Share, being 100% of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option. Such exercise price accurately reflects any price adjustments resulting from the corporate reorganization of First Carnegie Deposit (the "Bank") pursuant to which the Bank or the Company became a wholly-owned subsidiary of the Company.

         2. Exercises of Option. This Option shall be exercisable in accordance with provisions of the Plan, provided the holder of such Option is an employee, director or director emeritus of the Bank or the Company as of such date, as follows:

                  (a)      Schedule of Rights to Exercise.

Date                                   Percentage of Total       Total
                                       Shares Awarded Which      Shares
                                       Become Non-Forfeitable    Non-Forfeitable
                                       ----------------------    ---------------

Upon grant.....................                 50%                 ______

As of April 16, 1999...........                 50%                 ______

         Notwithstanding any provisions in this Section 2, in no event shall this Option be exercisable prior to six months following the date of grant. Options shall be 100% vested and exercisable upon the death or disability of the Optionee, or upon retirement following not less than 10 years of service.

                  (b) Method of Exercise. This Option shall be exercisable by a written notice which shall:

                             (i) State the election to exercise the Option, the number of Shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such Shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

                            (ii) Contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

                           (iii) Be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

                            (iv) Be in writing and delivered in person or by certified mail to the Treasurer of the Company.

         Payment of the purchase price of any Shares with respect to which the Option is being exercised shall be by certified or bank cashier's or teller's check. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

                  (c) Restrictions on Exercise. This Option may not be exercised if the issuance of the Shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

         3. Non-transferability of Option. This Option may not be transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

         4. Term of Option. This Option may not be exercised more than ten (10) years from the date of grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

         5. Related Matters. Notwithstanding anything herein to the contrary, additional conditions or restrictions related to such Options may be contained in the Plan or the resolutions of the Plan Committee authorizing such grant of Options.


                                            Skibo Financial Corp.



Date of Grant:__________________            By:_________________________________



Attest:



________________________________


[SEAL]

                    NON-INCENTIVE STOCK OPTION EXERCISE FORM
                    ----------------------------------------

                                 PURSUANT TO THE
                              SKIBO FINANCIAL CORP.
                             1998 STOCK OPTION PLAN


                                                        ________________
                                                             (Date)


Skibo Financial Corp.
242 East Main Street
Carnegie, Pennsylvania 15106


Dear Sir:

         The undersigned elects to exercise the Non-Incentive Stock Option to purchase _________ shares of Common Stock of Skibo Financial Corp. under and pursuant to a Stock Option Agreement dated __________, 19__.

         Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.

                  $_____________   of cash or check
                   _____________   of Common Stock
                  $
                   =============   Total

         The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

         Name____________________________________________________

         Address_________________________________________________

         Social Security Number__________________________________


                                            Very truly yours,



                                             ____________________